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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 for the registration of 150,458 shares of Virage Logic Corporation's common stock) pertaining to the 2000 Employee Stock Purchase Plan and the 2001 Foreign Subsidiary Employee Stock Purchase Plan of Virage Logic Corporation of our report dated October 30, 2000 with respect to the consolidated financial statements and schedule of Virage Logic Corporation for the fiscal years ended September 30, 1999 and 2000 included in Virage Logic Corporation's Annual Report on Form 10-K for the year ended September 30, 2001, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP


Palo Alto, California
December 17, 2001